PRESS RELEASE

Company Contact:	Investor Contact:
Jennifer Crane	John Baldissera
Crossroads Systems	BPC Financial Marketing
jcrane@crossroads.com	800.368.1217
512.928.6897 or 800.643.7148

Press Contact:

Matthew Zintel

Zintel Public Relations

matthew.zintel@zintelpr.com

281.444.1590

Crossroads Systems Reports Fiscal Second Quarter 2012 Financial Results

AUSTIN, TX – May 31, 2012 – Crossroads Systems, Inc. (NASDAQ: CRDS), a global provider of data protection solutions and services, reported financial results for its fiscal second quarter ended April 30, 2012.

StrongBox Highlights

•	Formally launched StrongBox®, our leading edge LTFS NAS solution, into the media and entertainment vertical at the 2012 National Association of Broadcasters (NAB) Show, presenting and demonstrating to hundreds of prospective customers.

•	Publicly introduced research supporting an 80 percent cost savings by using StrongBox against disk-based NAS solutions.

•	FujiFilm introduced the first tape-based cloud storage product built entirely on StrongBox.

•	First quarter revenue was recognized from multiple StrongBox shipments.

Fiscal Q2 2012 Financial Results

Revenue for fiscal Q2 2012 increased 34% to $3.5 million from $2.6 million in the same quarter a year ago. The increase was primarily due to a 74% increase in product revenue from fiscal Q2 2011 mainly due to a one-time corporate RVA software license to a customer, not including the roll-out of systems across the corporation.

Gross profit for fiscal Q2 2012 was $3.1 million or 89% of total revenue, as compared to $2.2 million or 86% of total revenue in the same quarter a year ago. The increase in gross profit as a percent of revenue was due to the product mix.

Operating expenses for fiscal Q2 2012 remained consistent with the same period a year ago at $5.1 million, which included $416,000 of stock-based compensation in Q2’12 and $83,000 of stock-based compensation in Q2’11. Not including stock-based compensation, operating expenses decreased due to non-recurring engineering (NRE) reimbursements from strategic partners.

Net loss for fiscal Q2 2012 totaled $2.1 million or $(0.19) per share, as compared to a net loss of $2.9 million or $(0.26) per share in the same quarter a year ago.

At April 30, 2012, cash and cash equivalents and short-term investments totaled $9.9 million, as compared to $9.2 million in the previous quarter.   Cash burn from operations was $300,000, a substantial improvement year over year and from Q1 2012 reported cash flow from operations.  The improvement in cash flow from operations was driven by increased product revenues, NRE from strategic partners, which is presented on the income statement as a reduction in research and development expenses, as well as additional NRE payments from a strategic partner, presented on the balance sheet as a cash asset and accrued liability.

Management Commentary

Rob Sims, President and CEO of Crossroads Systems, commented, “I’m pleased to report that our financial performance for fiscal Q2 2012 improved meaningfully as compared to the same period a year ago. I mentioned in my comments from our Q1 2012 results that we had a strong backlog of orders for our StrongBox storage product that would become evident in the coming quarters. We were able to recognize revenue in Q2 as a result of multiple shipments of StrongBox to several customers. The pace of our activity continued from Q1 as we built upon the momentum of our go-to-market strategy for StrongBox and we’re on target for continued revenue recognition of StrongBox sales to three target vertical markets: media entertainment, medical imaging, and video surveillance. We also hope to build on the favorable press received in Q2 around the StrongBox solution by attracting additional strategic alliances and partnerships.”

Conference Call

Crossroads will hold a conference call later today (Thursday, May 31, 2012) to discuss financial results. Sims and CFO Jennifer Crane will host the call starting at 4:30 p.m. Eastern Time. A question and answer session will follow management's presentation.

To participate in the call, dial the number 5-10 minutes prior to the start time and ask for the Crossroads Systems conference call:

Date: Thursday, May 31, 2012
Time: 4:30 p.m. Eastern Time (3:30 p.m. Central Time)
Dial-In Number: 1-877-221-8809
International: 1-706-679-8667

The conference call will be broadcasted and available for replay at http://us.meeting-stream.com/crossroadssystemsinc_053112 and via the company's Web site in the Investor Relations Events & Presentations section.

For the webcast, please visit the Web site at least 15 minutes early to register, download, and install any necessary audio software.

About Crossroads Systems
Crossroads Systems, Inc. (NASDAQ: CRDS) is a global provider of data protection solutions and services. Crossroads offers organizations proactive data security, intelligent storage connectivity, high performance, and significant cost savings. Founded in 1996 and headquartered in Austin, Texas, Crossroads holds more than 100 patents granted and pending and has been honored with numerous industry awards for innovation in data protection and storage. Visit www.crossroads.com.

Important Cautions Regarding Forward-Looking Statements
This press release includes forward-looking statements that relate to the business and future events or future performance of Crossroads Systems, Inc. and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, "believe," "expect," "anticipate," "estimate," "intend," "plan," "targets," "likely," "will," "would," "could," and similar expressions or phrases identify forward-looking statements. Forward-looking statements include, but are not limited to, statements about Crossroads Systems' ability to implement its business strategy, including the transition from a hardware storage company to a software solutions and services provider, its ability to expand its distribution channels, its ability to maintain or broaden relationships with existing distribution channels and strategic alliances and develop new industry relationships, the performance of third parties in its distribution channels and of its strategic alliances, uncertainties relating to product development and commercialization, the ability to obtain, maintain or protect patent and other proprietary intellectual property rights, technological change in its industry, market acceptance of its products and services, future capital requirements, regulatory actions or delays, competition in general and other factors that may cause actual results to be materially different from those described herein. Forward-looking statements in this press release are based on management's beliefs and opinions at the time the statements are made. Crossroads Systems does not intend, and undertakes no duty, to update this information to reflect future events or circumstances.

©2012 Crossroads Systems, Inc. Crossroads and Crossroads Systems are registered trademarks of Crossroads Systems, Inc. All trademarks are the property of their respective owners. All specifications are subject to change without notice.

CROSSROADS SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	October 31,	April 30,
	2011	2012
		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$7,336	$9,544
Short-term investments	3,385	350
Total cash, cash equivalents and short-term investments	10,721	9,894

Accounts receivable, net of allowance for doubtful accounts of $71 and $101, respectively	2,659	2,343
Inventories	188	284
Prepaid expenses and other current assets	297	310
Total current assets	13,865	12,831

Property and equipment, net	1,320	1,474
Intangible assets, net	110	16
Other assets	56	38
Total assets	$15,351	$14,359

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$2,228	$1,060
Accrued expenses	2,156	2,579
Deferred revenue	1,009	1,437
Current portion of long term debt	1,973	2,927
Total current liabilities	7,366	8,003

Long term liabilities	126	2,134

Commitments and contingencies (See Note 8)	-	-

Stockholders' equity:
Common stock, $0.001 par value, 75,000,000 shares authorized, 10,923,543 and 11,068,289 shares issued and outstanding, respectively	11	11
Additional paid-in capital	199,750	200,931
Accumulated other comprehensive loss	(40)	(42)
Accumulated deficit	(191,862)	(196,678)
Total stockholders' equity	7,859	4,222
Total liabilities and stockholders' equity	$15,351	$14,359

CROSSROADS SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In Thousands, Except Share and Per Share Data)

	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2011	2012	2011	2012
Revenue:
Product	$1,085	$1,891	$2,394	$3,003
IP license, royalty and other	1,492	1,562	3,784	3,029

Total revenue	2,577	3,453	6,178	6,032

Cost of revenue:
Product	125	155	230	236
IP license, royalty and other	242	237	640	473

Total cost of revenue	367	392	870	709

Gross profit	2,210	3,061	5,308	5,323

Operating expenses:
Sales and marketing	1,175	1,534	2,390	2,943
Research and development	2,820	2,662	4,938	5,419
General and administrative	835	833	1,482	1,595
Amortization of intangible assets	224	47	535	94

Total operating expenses	5,054	5,076	9,345	10,051

Loss from operations	(2,844)	(2,015)	(4,037)	(4,728)

Interest expense	(24)	(53)	(62)	(103)
Other income	-	1	-	15

Net loss	$(2,868)	$(2,067)	$(4,099)	$(4,816)

Basic and diluted net loss per share	(0.26)	(0.19)	(0.38)	(0.44)
Basic and diluted average common shares outstanding	10,832,235	11,048,394	10,749,129	11,010,813

CROSSROADS SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Six Months Ended
	April 30,
	2011	2012

Cash flows from operating activities:
Net loss	$(4,099)	$(4,816)
Adjustments to reconcile net loss to net cash in operating activities provided by (used in) operating activities:
Depreciation	227	336
Amortization of intangible assets	535	94
Loss (gain) on disposal of fixed assets	6	(15)
Stock-based compensation	165	1,179
Provision for doubtful accounts receivable	1	30
Changes in assets and liabilities:
Accounts receivable	2,801	299
Inventories	(72)	(96)
Prepaid expenses and other current assets	(988)	(13)
Accounts payable	515	(1,028)
Accrued expenses	(418)	293
Deferred revenue	723	604
Net cash used in operating activities	(604)	(3,133)
Cash flows from investing activities:
Purchase of property and equipment	(844)	(490)
Purchase of held-to-maturity investments	(4,511)	(185)
Maturity of held-to-maturity investments	311	3,220
Net cash (used in) provided by investing activities	(5,044)	2,545
Cash flows from financing activities:
Proceeds from issuance of common stock, net of expenses	59	141
Proceeds from borrowing on debt	-	3,000
Paydown of debt	-	(197)
Net cash provided by financing activities	59	2,944

Effect of exchange rate on cash	291	(148)
Net (decrease) increase in cash and cash equivalents	(5,298)	2,208
Cash and cash equivalents, beginning of period	13,811	7,336
Cash and cash equivalents, end of period	$8,513	$9,544